Exhibit 99.1

ALLISON TRANSMISSION NAMES DAVID S. GRAZIOSI AS PRESIDENT

INDIANAPOLIS, Jan. 5, 2016 – Allison Transmission Holdings Inc. (NYSE: ALSN) today announced that David S. Graziosi, currently Chief Financial Officer, has been promoted to the additional role of President, effective immediately.

Graziosi joined Allison in November 2007 as Executive Vice President, CFO and Treasurer, shortly after the Company’s sale by General Motors to The Carlyle Group and Onex Corporation. In his expanded role, Graziosi will oversee Operations and Purchasing, Quality and Reliability, Legal/Corporate Affairs and Communications and Internal Audit, Human Resources, and Information Systems and Services, in addition to continuing responsibility for Financial and Treasury activities.

“I’m pleased to name Dave as President of Allison Transmission in recognition of the significant contributions he has made to the company and to acknowledge the wider role he already plays in our success,” said Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission. “Since joining Allison Transmission in 2007, Dave has demonstrated exceptional leadership skills and a clear understanding of our company and our industry as a whole. He is an important member of the executive management team and is regularly engaged with his colleagues on issues in their functional areas. I look forward to continuing to work closely with Dave in the years ahead.”

Graziosi stated, “I am honored to be named President of Allison Transmission. We have achieved significant accomplishments over the last eight years and will continue expanding our reach as we build on our 100-year history. I look forward to working closely with Larry and the rest of the management team in my expanded role.”

About Dave Graziosi

Dave Graziosi joined Allison Transmission in November 2007 as Executive Vice President, CFO and Treasurer and has served in that capacity since. Prior to joining Allison, between 2006 and 2007, Graziosi served as Executive Vice President and CFO of Covalence Specialty Materials Corporation. Furthermore, Graziosi held various positions in the chemicals industry, including Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals Inc. from 2005 to 2006 and Executive Vice President and CFO at Resolution Performance Products LLC from 2004 to 2005. Before that, he served as Vice President and CFO of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Dave earned a Bachelor of Science in business economics from the State University of New York and an MBA in finance from Rutgers.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contacts:

Melissa Sauer

Executive Director, Corporate Affairs & Communications

melissa.sauer@allisontransmission.com

317-242-3855